UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2019

CENTURY CASINOS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	0-22900	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado	80903
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Per Share Par Value	CNTY	Nasdaq Capital Market, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b‑2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01Entry into a Material Definitive Agreement.

On December 6, 2019 (the “Closing Date”), Century Casinos, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”), dated as of December 6, 2019, by and among the Company, as borrower, the subsidiary guarantors party thereto, Macquarie Capital Funding LLC, as swingline lender, administrative agent (the “Administrative Agent”) and collateral agent, Macquarie Capital (USA) Inc., as sole lead arranger and sole bookrunner, and the Lenders and L/C Lenders party thereto.  The Credit Agreement replaces the BMO Credit Agreement (as defined below).  The Credit Agreement provides for a $170 million term loan (the “Term Loan”) and a $10 million revolving credit facility (the “Revolving Facility”).  The Company drew $170 million under the Term Loan on the Closing Date.  Proceeds from the Term Loan were used to fund the Acquisition (as defined below), for the repayment of approximately $52 million outstanding under the BMO Credit Agreement and for general working capital and corporate purposes. The Company did not draw on the Revolving Facility on the Closing Date.

The Term Loan matures on December 6, 2026, and the Revolving Facility matures on December 6, 2024.  The Revolving Facility includes up to $5 million available for the issuance of letters of credit.  The Term Loan requires scheduled quarterly payments in amounts equal to 0.25% of the original aggregate principal amount of the Term Loan, with the balance due at maturity.

Borrowings under the Credit Agreement, bear interest at a rate equal to, at the Company’s option, either (a) the LIBO Rate (as defined in the Credit Agreement), plus an applicable margin (each loan, being a “LIBOR Loan”) or (b) the Alternate Base Rate (as defined in the Credit Agreement) (each loan, being a “ABR Loan”).  The applicable margin is currently 5.50% per annum, with respect to LIBOR Loans and 4.50% per annum, with respect to ABR Loans.  Beginning in the second quarter of 2020, (1) so long as the Consolidated First Lien Net Leverage Ratio (as defined in the Credit Agreement) of the Company is greater than 2.75 to 1.00, the applicable margin for LIBOR Loans will be 4.25% per annum, and for ABR Loans will be 3.25% per annum, and (2) so long as the Consolidated First Lien Net Leverage Ratio of the Company is less than or equal to 2.75 to 1.00, the applicable margin for LIBOR Loans will be 4.00% per annum, and for ABR Loans will be 3.00% per annum.

In addition, on a quarterly basis, the Company is required to pay each lender under the Revolving Facility a commitment fee in respect of any unused commitments under the Revolving Facility in the amount of 0.50% of the principal amount of unused commitments of such lender, subject to a stepdown to 0.375% based upon the Company’s Consolidated First Lien Net Leverage Ratio. The Company is also required to pay letter of credit participation fees equal to the applicable margin then in effect for LIBOR Loans multiplied by the average aggregate daily maximum amount available to be drawn under all letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the face amount of such letter of credit.  The Company is also required to pay customary agency fees.

The Credit Agreement requires the Company to prepay the Term Loan, subject to certain exceptions, with:

• 100% of the net cash proceeds of certain non-ordinary course asset sales or certain casualty events, subject to certain exceptions; and

• 50% of the Company’s annual Excess Cash Flow (as defined in the Credit Agreement) (which percentage will be reduced to 25% if the Consolidated First Lien Net Leverage Ratio is greater than 2.25 to 1.00 but less than or equal to 2.75 to 1.00, and to 0% if the Consolidated First Lien Net Leverage Ratio is less than or equal to 2.25 to 1.00).

The Credit Agreement provides that the Term Loan may be prepaid, subject to a prepayment premium in an amount equal to 1.00% of the principal amount of the Term Loan if such event occurs on or before the date that is six months following the Closing Date.

The borrowings under the Credit Agreement are guaranteed by the material subsidiaries of the Company, subject to certain exceptions, and are secured by a pledge (and, with respect to real property, mortgage) of substantially all of the existing and future property and assets of the Company and the guarantors, subject to certain exceptions.

The Credit Agreement contains customary representations and warranties, affirmative, negative and financial covenants, and events of default. All future borrowings under the Credit Agreement are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated herein by reference as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02Termination of a Material Definitive Agreement.

Concurrently with entering into the Credit Agreement described above, on the Closing Date, the Company terminated and repaid all outstanding amounts due under the Third Amended and Restated Credit Agreement, dated June 30, 2018, as amended, by and among Century Resorts Alberta Inc., Century Casino St. Albert Inc., Century Mile Inc. and the Bank of Montreal (as amended, the “BMO Credit Agreement”).  The BMO Credit Agreement provided terms loans and revolving credit facilities to the Company totaling up to CAD 102.2 million, of which CAD 68.4 million was outstanding as of the Closing Date.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On the Closing Date, the Company completed its previously announced acquisition (the “Acquisition”) of the operations of Isle Casino Cape Girardeau (“Cape Girardeau”), located in Cape Girardeau, Missouri, Lady Luck Caruthersville (“Caruthersville”), located in Caruthersville, Missouri, and Mountaineer Casino, Racetrack and Resort (“Mountaineer”, and together with Cape Girardeau and Caruthersville, the “Casinos”), located in New Cumberland, West Virginia, from Eldorado Resorts, Inc. for an aggregate purchase price of approximately $107.0 million (subject to an adjustment based on the Casinos’ working capital and cash at closing), subject to the terms and conditions set forth in the Equity Purchase Agreement (the “Purchase Agreement”), dated as of June 17, 2019, by and among the Company, MTR Gaming Group, Inc. (“MTR”), Isle of Capri Casinos LLC (“IOC”, and together with MTR, the “Sellers”), VICI Properties L.P. (“PropCo”), an affiliate of VICI Properties Inc., and Eldorado Resorts, Inc. The Acquisition was financed through borrowings under the Company’s Credit Agreement, as described in Item 1.01 above.

Pursuant to the Purchase Agreement, on the Closing Date, MTR sold all of the equity interests in its wholly-owned subsidiary, Mountaineer Park, Inc. (“MPI”), to the Company and IOC sold, directly or indirectly, all of the limited liability company interests in its wholly-owned subsidiaries, IOC-Caruthersville, LLC (“IOC-C”) and IOC-Cape Girardeau, LLC (“IOC-CG”), to the Company, resulting in the Company’s acquisition of the Casinos.  Immediately prior to such sale, MTR caused MPI to sell the Mountaineer real estate assets to PropCo and IOC caused IOC-C and IOC-CG to sell the Caruthersville and Cape Girardeau real estate assets, respectively, to PropCo pursuant to a Real Estate Purchase Agreement, resulting in PropCo’s ownership of the real estate assets of the Casinos.

On the Closing Date, the Company and PropCo entered into a triple net lease agreement (the “Lease”) for the three Casino properties.  The Lease has an initial annual rent of approximately $25.0 million and an initial term of 15 years, with four five-year renewal options.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 17, 2019 and incorporated herein by reference.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01     Regulation FD Disclosure.

On the Closing Date, the Company issued a press release announcing the completion of the Acquisition and the transactions related thereto as well as the Company’s entering into the Credit Agreement.  A copy of the press release is furnished as Exhibit 99.1 of this Current Report on Form 8-K.

The information under Item 7.01 and in Exhibit 99.1 of this Current Report on Form 8-K is being furnished and not “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information under Item 7.01 and in Exhibit 99.1 of this report are not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01      Financial Statements and Exhibits.

(a)  Financial statements of businesses acquired. The Company intends to file the financial statements required by Item 9.01(a), if required, in an amendment to this Current Report on Form 8-K no later than 71 days after the required filing date for this Current Report on Form 8-K.

(b)  Pro forma financial information. The Company intends to file the pro forma financial information required by Item 9.01(b), if required, in an amendment to this Current Report on Form 8-K no later than 71 days after the required filing date for this Current Report on Form 8-K.

(d)  Exhibits

Exhibit No.	Description
10.1

Credit Agreement, dated as of December 6, 2019, among the Company, as borrower, the Company’s subsidiaries party thereto, Macquarie Capital Funding LLC, as swingline lender, administrative agent and collateral agent, Macquarie Capital (USA) Inc., as sole lead arranger and sole bookrunner, and the Lenders and L/C Lenders party thereto.

99.1	Century Casinos, Inc. Press Release dated December 6, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Century Casinos, Inc.

Date: December 9, 2019	By: /s/ Margaret Stapleton
Margaret Stapleton
Chief Financial Officer